Exhibit 11.1

Document Type	:	Policy
Level	:	Level 1
Code / Rev	:	POL11135/1
Official Language	:	English
Effective Date	:	10/Jul/2017
Replaces and Supersedes	:	POL11135/0
This document has been fully reviewed.

This document as well as the information or data contained herein are the exclusive property of Tenaris S.A. and of its affiliated companies and as such must be considered confidential. This document or any information and/or data contained herein shall not be copied, reproduced, disclosed, distributed or otherwise used to and/or by third parties for any purpose without the express, prior and written consent of Tenaris. Such prohibited actions will be prosecuted to the fullest extent of the law. ALL RIGHTS RESERVED.

Corporate Policy on Securities Trading

1 Introduction

The board of directors of Tenaris S.A. (“Tenaris”) wishes to set forth Tenaris’s policy on the use of non-public information and the trading of Tenaris Securities or Other Entities’ Securities (as defined below) based on such non-public information.

This revised version of the Corporate Policy on Securities Trading was approved by Tenaris’ Board of Directors on February 22nd, 2017.

2 Objective

The purpose of this policy is to assist Officers (as defined below) and employees of Tenaris and its subsidiaries (collectively, the “Company”) to discharge their obligations under applicable securities laws and regulations of Tenaris’s jurisdiction of organization and of the jurisdictions in which Tenaris’s Securities are traded. However, this policy and the obligations imposed by it do not limit in any way the restrictions and obligations imposed by applicable laws and regulations. Officers and employees of the Company are encouraged to inform themselves about the rules imposed by applicable laws and regulations on the trading of Tenaris Securities or Other Entities’ Securities prior to engaging in any transaction with them. Compliance with this Policy may not be a defense for failure to comply with applicable regulations.

3 Definitions

“Closely Associated Person” or “Person Closely Associated” is, with respect to any person:

a) any Family Member of such person; and

b) any legal entity, trust, partnership or association whose managerial responsibilities are discharged by such person, or which is directly or indirectly controlled by such person, or which is established for the benefit of such person, or whose economic interests are substantially equivalent to those of such person.

“Family Member” is, with respect to any person:

a) such person’s spouse or partner considered to be equivalent to a spouse in accordance with the applicable national law,

b) the dependent children of such person in accordance with the applicable national law, and

c) such person’s parents and anyone who has shared the same household with such person (excluding domestic personnel) for at least one year as of the date of the transaction concerned.

Officers of the Company are expected to be responsible for compliance with this policy by their Closely Associated Persons.

Although certain relatives may not be considered Family Members for purposes of the trading restrictions imposed by this policy, under no circumstances should Material Non-Public Information be disclosed to them or to any other person, except in accordance with section 6.2.2. If any such disclosure is made, the trading of Tenaris’s Securities or Other Entities’ Securities by any of these persons may give rise to liability on the part of the disclosing person.

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“Material Non-Public Information” is any information of a precise nature which is not generally available to the public and that a reasonable investor would be expected to take into account in a decision to purchase, hold or sell Securities.

The information is not considered generally available to the public for purposes of this policy until the second business day after it has been first publicly released by means of the worldwide distribution of press releases or the filing of reports with the relevant securities authorities.

Examples of information frequently considered material include:

  projections of future earnings or losses;
  material change in debt, liquidity, cash flow or liabilities;
  unreleased annual, quarterly or monthly financial results;
  news of a pending or proposed joint venture, merger or acquisition;
  news of a significant purchase or sale of assets;
  a management or business restructuring proposal;
  a share issuance proposal;
  changes in the composition of the board of directors or senior management of Tenaris;
  news concerning material agreements, development of new products, cancellation of existing products, or development of new markets or new projects;
  developments concerning material litigations; and
  the issuance of a Special Trading Restriction, as described in 6.2.1.

Both good and bad news may be material.

“Officers” the officers of the Company, including all members of the administrative, management or any other governing or supervisory body.

“Other Entity” is any entity with which the Company has a business relationship, is undertaking, negotiating or analyzing a transaction, or any entity in which the Company owns a significant equity interest (whether or not Tenaris controls such entity). Other Entities include, without limitation, actual or potential customers, suppliers and partners, and targets to an acquisition, merger, integration, joint venture or investment.

“Other Entities’ Securities” are any Securities issued by any Other Entity or based on or relating to a Security issued by any Other Entity.

“Securities” are any of the following:

a) shares and other securities equivalent to shares;

b) bonds and other forms of securitized debt; and

c) securitized debt convertible or exchangeable into shares or into other securities equivalent to shares;

as well as the “associated instruments”, which means the following financial instruments, including those which are not admitted to trading or traded on a trading venue, or for which a request for admission to trading on a trading venue has not been made:

d) contract or rights to subscribe, to acquire or dispose of securities;

e) financial derivatives of securities;

f) where the securities are convertible or exchangeable debt instruments, the securities into which such convertible or exchangeable debt instruments may be converted or exchanged;

g) instruments which are issued or guaranteed by the issuer or guarantor of the securities and whose market price is likely to materially influence the price of the securities, or vice versa; and

h) where the securities are securities equivalent to shares, the shares represented by those securities and any other securities equivalent to those shares.

“Tenaris’s Securities” are any Securities issued by Tenaris, or based on, or relating to, a Security issued by Tenaris.

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4 Reference Documents

COC11130 - Tenaris Code of Conduct

OPP16322 - Blackout Period Calendar

PRD19545 - Disclosure

PRD13276 - Information Classification and Protection

5 Scope and General Policy Statement

This policy applies to:

a) any Officer of the Company;

b) any employee of the Company;

c) any Closely Associated Person of the above listed persons; and

d) third parties formally notified of this Policy.

6 Description

6.1 General Statements about Company Information

All information concerning the Company and its affairs is and remains the property of the Company.

Any person coming into possession of Company information acquires no interest or right on such information, and merely holds it as an incident to its position or employment. Without prejudice to the duties and obligations imposed by the rules governing labor relations, each person holds the information as trustee for the benefit of the Company and its shareholders and is under fiduciary responsibilities.

No person coming into possession of Material Non-Public Information relating to the Company or any Other Entity may:

(i) directly or indirectly purchase or sell Tenaris’s Securities or Other Entities’ Securities;

(ii) engage in any action to take advantage of such Material Non-Public Information; or

(iii) pass on to others such Material Non-Public Information.

These prohibitions apply even if there is an independent valid reason for effecting a trading.

6.2 Procedures

6.2.1 Restricted Periods

General Rule: all Officers and employees of the Company (and their respective Closely Associated Persons), while in possession of any Material Non-Public Information relating to the Company or to any Other Entity, must abstain from, directly or indirectly, purchasing or selling Tenaris’s Securities or Other Entities’ Securities, as applicable, at all times (even if not during the Blackout Period or during a Special Trading Restriction as described below)

Blackout Period: during the period indicated below, the following persons may not, directly or indirectly, purchase or sell Tenaris’s Securities:

a) the Tenaris’s Chief Executive Officer;

b) the Tenaris’s Chief Financial Officer;

c) Tenaris’s executive officers;

d) all employees of the Company who primarily report, directly or indirectly, to Tenaris’s Chief Financial Officer or Tenaris’s Investor Relations Officer;

e) any Officers or employees of the Company who are entrusted with any task or responsibility concerning the collection or preparation of information for financial reporting purposes or that have regular access to such information;

f) any other person designated by Tenaris’s Chief Executive Officer or Tenaris’s Chief Financial Officer as being subject to this section 6.2.1; and

g) the Closely Associated Persons of each person listed in (a) to (f).

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For purposes of this policy, a blackout period will be the period starting on the fifteenth calendar day of the third month of each fiscal quarter and ending on the close of trading on the second business day following the public release of quarterly or annual earnings releases.

The blackout period will commence on the above referred date, irrespective of whether all or any of the markets in which Tenaris’s Securities are traded is or not open for trading.

Exceptions to trading restriction. The Relevant Persons listed in section 6.2.3(A) (i) and (ii) may purchase or sell Tenaris’s Securities on their own account or for the account of a third party during the blackout period, provided that the following conditions are met, at the sole and entire satisfaction of the audit committee of Tenaris:

a) either (i) exceptional circumstances exist, such as serious financial difficulties which require the immediate sale of such Securities, or (ii) the beneficial interest in the relevant Security does not change due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or transactions; and

b) the Relevant Person can demonstrate that the particular transaction cannot be executed other than during the blackout period.

Special Trading Restrictions: is a period during which trading with Tenaris’s Securities or Other Entities’ Securities is specifically prohibited.

Trading directly or indirectly in Tenaris’s Securities or, as applicable, Other Entities’ Securities by members of the board of directors and executive officers of Tenaris and by individuals designated as deemed appropriate under the circumstances (and their respective Closely Associated Persons) is prohibited by decision of the Secretary to the board of directors of Tenaris, pursuant to instructions of the Chief Executive Officer, upon the former issuing an announcement of a “Special Trading Restriction” regarding Tenaris’s Securities or Other Entities’ Securities, as applicable, and such prohibition will continue until an announcement is issued ending the Special Trading Restriction.

A Special Trading Restriction will generally be imposed when, among other things, the Company is involved in material negotiations that the parties do not wish to disclose at such time. The existence of a Special Trading Restriction itself will generally constitute Material Non-Public Information and thus its existence should not be disclosed to any other person (except as strictly necessary to ensure compliance with the Special Trading Restriction).

6.2.2 Tipping

Officers and employees of the Company must abstain from directly or indirectly disclosing Material Non-Public Information to third parties that are not subject to (i) a legal prohibition to trade in Tenaris’s Securities or Other Entities’ Securities while in the possession of Material Non-Public Information, or (ii) a confidentiality agreement with the Company, or professional standard of conduct, prohibiting the use of Material Non-Public Information for any purposes other than that for which such information has been disclosed. Even when the above conditions are met, Material Non-Public Information should only be disclosed on a need-to-know basis.

6.2.3 Notice Obligations

(A) The followings persons (jointly the “Relevant Persons” and each a “Relevant Person”, and sometimes also referred to as “persons discharging managerial responsibilities”)are also subject to the obligations set forth in this section:

(i) members of the board of directors and audit committee of Tenaris,

(ii) executive officers and all other persons holding a managerial position with Tenaris with regular access to inside information directly or indirectly concerning Tenaris and who have the power to take decisions affecting Tenaris’s business prospects and development, to the extent such other persons are designated as “Relevant Persons” by the Secretary to the board of directors of Tenaris and notified of any such designation;

(iii) the Persons Closely Associated with the persons listed in (i) and (ii) above.

Relevant Persons listed in (i) and (ii) above must notify their respective closely associated persons of their obligations under this section 6.2.3, and must keep a copy of such notification.

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(B) Promptly and, in any case, not later than the second (2nd) trading day following the execution of any “qualifying transaction” (irrespective of any successive settlement date), each Relevant Person must notify (i) the Luxembourg Commission de Surveillance du Secteur Financier (CSSF) and (ii) the Secretary to the Board or any other person designated by the Chief Executive Officer to such effect (the “Trading Information Officer”) of any such “qualifying transaction”, in accordance with the provisions of this section 6.2.3. For purposes of this section, a “qualifying transaction” means any transaction involving Tenaris’s Securities made on the account of any Relevant Person once a total amount of EUR 5,000 has been reached within a calendar year (which threshold of EUR 5,000 must be calculated by adding, without netting, all transactions).

The following transactions involving Tenaris’s Securities are subject to the notification obligations under this section 6.2.3:

i. acquisition, disposal, short sale, subscription, exchange, pledging or lending;

ii. acceptance or exercise of a stock option, including stock options granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option;

iii. entering into or exercise of equity swaps;

iv. transactions in or related to derivatives, including cash-settled transaction;

v. entering into a contract for difference on a financial instrument or on emission allowances or auction products based thereon;

vi. acquisition, disposal or exercise of rights, including put and call options, and warrants;

vii. subscription to a capital increase or debt instrument issuance;

viii. transactions in derivatives and financial instruments linked to a debt instrument, including credit default swaps;

ix. conditional transactions upon the occurrence of the conditions and actual execution of the transactions;

x. automatic or non-automatic conversion of a Security into another Security, including the exchange of convertible bonds to shares;

xi. gifts and donations made or received, and inheritance received;

xii. transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a Relevant Person;

xiii. borrowing or lending of shares or debt instruments of the issuer or derivatives or other financial instruments linked thereto;

xiv. transactions made under a life insurance policy, where:

a) the policyholder is a Relevant Person,

b) the investment risk is borne by the policyholder, and

c) the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy.

The following transactions in Tenaris’s Securities, or involving Tenaris’s Securities, or having Tenaris’ Securities as underlying assets are exempt from the notification obligations under this section 6.2.3:

i. transactions in Securities that are a unit or share in a collective investment undertaking in which the exposure to Tenaris’s Securities does not exceed 20% of the assets held by the collective investment undertaking;

ii. transactions in Securities that provide exposure to a portfolio of assets in which the exposure to Tenaris’s Securities does not exceed 20% of the portfolio’s assets;

iii. transactions in Securities that are a unit or share in a collective investment undertaking or provide exposure to a portfolio of assets and the Relevant Person does not know, and could not know, the investment composition or exposure of such collective investment undertaking or portfolio of assets in relation to Tenaris’s Securities, and there is no reason for such Relevant Person to believe that Tenaris’s Securities exceed the thresholds in (i) or (ii) above;

iv. transactions executed by the manager of a collective investment undertaking, which operates with full discretion, to the extent the manager does not receive any instructions or suggestions on portfolio composition directly or indirectly from investors in the collective investment undertaking;

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For purposes of this provision, if information regarding the investment composition of the collective investment undertaking or exposure to the portfolio of assets is available, the Relevant Person must make all reasonable efforts to obtain such information.

Notice of Transactions by the Relevant Persons is not deemed an implied authorization or clearance by Tenaris to trade on Tenaris’s Securities. Trading on Securities is at all times subject to this policy and applicable securities laws and regulations.

(C) The Relevant Persons must comply with the notification requirements set forth in this section 6.2.3 by completing the forms attached hereto as Exhibit A (or any replacing form required in the future by the CSSF, available at https://www.cssf.lu/en/document/forms-for-persons-discharging-managerial-responsibilities/ and delivering a copy thereof to the CSSF and to the Trading Information Officer.

(D) Relevant Persons should be aware that “qualifying transactions” will be informed by Tenaris to applicable authorities and will be publicly disclosed to the market, including by means of widely disseminated press releases, in accordance with applicable disclosure requirements. Relevant Persons will be deemed to have irrevocably given their consent to the handling of their personal data required under this policy, for the sole purpose of complying with applicable disclosure regulations. Such data may be inserted in the Company’s financial and management reports, disclosed to securities regulatory authorities and the market, and/or posted on Tenaris’s website, in accordance with applicable regulations.

6.3 Failure to Comply with this Policy

Buying or selling Tenaris’s Securities or Other Entities’ Securities on the basis of Material Non-Public Information, or passing that information on to another party who buys or sells, may subject the individual to disgorgement of illegal profits as well as severe civil and criminal liability under the securities laws and regulations of Tenaris’s jurisdiction of organization or the jurisdictions in which Tenaris’s Securities are traded. In certain jurisdictions, civil penalties may amount to ten times the profit realized or loss avoided, and criminal penalties may include imprisonment. In addition, the Company may be exposed to economic and reputational damages.

Tenaris’s Securities are traded in different markets, each subject to its own laws and regulations. Accordingly, certain trading transactions undertaken while in possession of Material Non-Public Information that are permitted in one market, may still give rise to liability in another market. As a result, Officers and employees of the Company must comply with this policy regardless of any exceptions or safe harbors that may be applicable in a particular market.

In addition, any employee willfully or knowingly violating this policy may be subject to disciplinary measures, including dismissal. In the event that a violation is committed by members of governing bodies, the Company may take action to suspend or revoke for cause their appointment. Violations committed by persons contractually related to the Company may result in termination of their respective agreements.

6.4 Caution About Inability to Sell

Officers and employees of the Company acknowledge that trading in Tenaris’s Securities or Other Entities’ Securities may be prohibited at a particular time due to having knowledge of Material Non-Public Information. Any such persons purchasing Tenaris’s Securities or Other Entities’ Securities must consider the inherent risk that a sale of Tenaris’s Securities or Other Entities’ Securities may be prohibited at a time he or she desires to dispose of them. The next opportunity to sell such Securities might not occur until after an extended period, during which the market price of the Tenaris’s Securities or Other Entities’ Securities might decline.

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7 Annexes

Exhibit A

NOTIFICATION AND PUBLIC DISCLOSURE OF TRANSACTIONS BY PERSONS DISCHARGING MANAGERIAL RESPONSIBILITIES AND PERSONS CLOSELY ASSOCIATED WITH THEM

1.	Details of the person discharging managerial responsibilities/person closely associated
a)	Name[1]

2.	Reason for the notification
a)	Position / status[2]
b)	Initial notification / amendment[3]

3.	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name[4]
b)	LEI[5]

4.	Details of the transaction(s) section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument[6]
Identification code[7]
b)	Nature of the transaction[8]
c)	Price(s) and volume(s)[9]	Price(s)	Volume(s)

d)	Aggregated information — Aggregated volume[10] — Price[11]

e)	Date of the transaction[12]
f)	Place of the transaction[13]

Date and signature

[1] For natural persons: the first name and the last name(s). For legal persons: full name including legal form as provided for in the register where it is incorporated, if applicable.
[2] For persons discharging managerial responsibilities: the position occupied within the issuer, emission allowances market participant/auction platform/auctioneer/auction monitor should be indicated, e.g. CEO, CFO.
For persons closely associated:
- an indication that the notification concerns a person closely associated with a person discharging managerial responsibilities,
- the name and position of the relevant person discharging managerial responsibilities.
[3] Indication that this is an initial notification or an amendment to prior notifications. In case of amendment, explain the error that this notification is amending.
[4]Full name of the entity.
[5] Legal Entity Identifier code in accordance with ISO 17442 LEI code.

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[6] Indication as to the nature of the instrument:
- a share, a debt instrument, a derivative or a financial instrument linked to a share or a debt instrument;
- an emission allowance, an auction product based on an emission allowance or a derivative relating to an emission allowance.
[7] Instrument identification code as defined under Commission Delegated Regulation supplementing Regulation (EU) N° 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) N° 600/2014.
[8] Description of the transaction type using, where applicable, the type of transaction identified in Article 10 of the Commission Delegated Regulation (EU) 2016/522 adopted under Article 19(14) of Regulation (EU) N° 596/2014 or a specific example set out in Article 19(7) of Regulation (EU) No 596/2014. Pursuant to Article 19(6)(e) of Regulation (EU) N° 596/2014, it shall be indicated whether the transaction is linked to the exercise of a share option programme.
[9] Where more than one transaction of the same nature (purchases, sales, loans, …) on the same financial instrument or emission allowance are executed on the same day and on the same place of transaction, prices and volumes of these transactions shall be reported in this field, in a two column form as presented above, inserting as many lines as needed.
Using the data standards for price and quantity, including where applicable the price currency and the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) N° 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) N° 600/2014.
[10] The volumes of multiple transactions are aggregated when these transactions:
— relate to the same financial instrument or emission allowance;
— are of the same nature;
— are executed on the same day; and
— are executed on the same place of transaction.
Using the data standard for quantity, including where applicable the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) N° 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) N° 600/2014.

[11] Price information:
— In case of a single transaction, the price of the single transaction;
— In case the volumes of multiple transactions are aggregated: the weighted average price of the aggregated transactions.
Using the data standard for price, including where applicable the price currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.
[12] Date of the particular day of execution of the notified transaction. Using the ISO 8601 date format: YYYY-MM-DD; UTC time.
[13]Name and code to identify the MiFID trading venue, the systematic internaliser or the organised trading platform outside of the Union where the transaction was executed as defined under Commission Delegated Regulation supplementing Regulation (EU) N° 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) N° 600/2014, or if the transaction was not executed on any of the abovementioned venues, please mention ‘outside a trading venue’.

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7.1 Special indications concerning Exhibit A

Please find below some indications that might be helpful in connection with the preparation of Exhibit A:

  Luxemburg law requires filing solely the form included as exhibit A; please do not include a copy of the full text of the Corporate Policy on Securities Trading.
  The notification must be delivered by email to: Commission de Surveillance du Secteur Financier, managerstransactions@cssf.lu, or by any other notice method, or to any other email address adopted in the future by the CSSF at www.cssf.lu.
  You must also deliver the notification to Tenaris Trading Information Officer.
  This form must be completed by (i) any person who fits the qualifications set forth in footnote 2, which are addressed in sections 6.2.3 (A) (i) and (ii) of the Corporate Policy on Securities Trading; and (ii) any “closely associated person” as defined in section 6.2.3 (A) (iii) of the Corporate Policy on Securities Trading. You must briefly specify your position or functions. For Example:
  Box 1.(a): Ignacio Rodriguez, box 2.(a) : member of the board of directors, or
  Box 1.(a) Ana Mijares, box 2.(a): Planning Director.
  Box 1.(a) Robert Davis; box 2.(a) person closely associated with Chu Chen, Eastern Hemisphere Manager, or
  Box 1.(a) Inversiones ABC S.A; incorporated in Argentina and with registered offices at Corrientes 400; box 2.(a) person closely associated with Peter Wright, Human Resources Director.
  The name of the issuer is Tenaris S.A.
  The LEI code for Tenaris is 549300Y7C05BKC4HZB40.
  In the box labeled “Description of the financial instrument, type of instrument” you must describe the Securities (as defined in the Corporate Policy on Securities Trading) If applicable, please clarify the underlying or related securities; and provide any relevant information for purposes of identifying the reported transaction. For example:
  For call options, indicate whether it affords the right to subscribe Tenaris S.A.’s securities.
  For ADSs (American Depository Shares), indicate that each ADS represents two shares of Tenaris S.A.’s stock.
  In the case of bonds, indicate the applicable series and tranche.
  Please remember to include complete details of the person making the notification or his representative (name, address, telephone number and fax).
  EU Reg. 600/2014, applies mainly to certain authorized investment firms and credit institutions when providing investment services and/or performing investment activities and to market operators including any trading venues they operate. In particular, article 26 refers to the obligation of investment firms executing transactions in financial instruments to report complete and accurate details of such transactions to the competent authority. The reports shall include details of the names and numbers of the financial instruments bought or sold, the quantity, the dates and times of execution, the transaction prices, a designation to identify the clients on whose behalf the investment firm has executed that transaction, among others.
  Footnote 8 contains references to Regulation (EU) No 596/2014 and Commission Delegated Regulation (EU) 2016/522 which relate to the European Union’s Market Abuse regulations. In particular, art. 19 of Regulation (EU) No 596/2014 refers to the notification of certain transactions in Securities by Relevant Persons. In addition, art. 10 of Commission Delegated Regulation (EU) 2016/522, includes examples of the type of transactions to be notified, such as (i) ‘acquisition, disposal, short sale, subscription or exchange’; (ii) ‘acceptance or exercise of a stock option, including of a stock option granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option’; (iii) ‘entering into or exercise of equity swaps’; (iv) ‘transactions in or related to derivatives, including cash-settled transaction’; (v) ‘entering into a contract for difference on a financial instrument of the concerned issuer or on emission allowances or auction products based thereon’; (vi) ‘acquisition, disposal or exercise of rights, including put and call options, and warrants’; (vii) ‘subscription to a capital increase or debt instrument issuance’; (viii) ‘transactions in derivatives and financial instruments linked to a debt instrument of the concerned issuer, including credit default swaps’; (ix) ‘conditional transactions upon the occurrence of the conditions and actual execution of the transactions’; (x) ‘automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares’; (xi) ‘gifts and donations made or received, and inheritance received’; among others.

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